[Bybel Rutledge LLP Letterhead]

January 27, 2009

Board of Directors
Harleysville National Corporation
483 Main Street
Harleysville, PA 19438

RE:	Harleysville National Corporation
Registration Statement on Form S-8
Our File No.: 46-031

Ladies and Gentlemen:

     We have acted as Special Counsel to Harleysville National Corporation, a Pennsylvania business corporation (the “Corporation”) in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) pertaining to the Corporation’s assumption of the Willow Financial Corporation Amended and Restated 2002 Stock Option Plan, the Willow Financial Corporation Amended and Restated 1999 Stock Option Plan, and the Chester Valley Bancorp, Inc. 1997 Stock Option Plan, as amended (the “Plans”) for the registration of 557,000 shares of common stock, par value $1.00 per share, to be filed with the U.S. Securities & Exchange Commission for issuance under the Corporation’s Plans.

     In connection with the Registration Statement, we have examined the following documents:

  The Corporation’s Articles of Incorporation, as amended;
  The Corporation’s amended and restated Bylaws;
  Resolutions adopted by the Corporation’s Board of Directors relating to the Registration Statement as certified by the Secretary of the Corporation;
  The Plans; and
  The Registration Statement.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies thereof. As to any facts material to our opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Corporation.

Board of Directors
Harleysville National Corporation
January 27, 2009

     On the basis of the foregoing and in reliance thereon, it is our opinion that the Corporation’s common stock, par value $1.00 per share, issuable under the Plans, when issued in accordance with the terms, conditions and provisions of the Plans and the Registration Statement will be legally and validly issued, fully paid and non-assessable.

     In giving the foregoing opinion, we have assumed that the Corporation will have, at the time of the issuance of common stock under the Plan, a sufficient number of authorized shares available for issue.

     We consent to the use of this opinion as an exhibit to the Corporation’s Registration Statement on Form S-8 and to the reference to our firm appearing in the prospectus filed as part of the Registration Statement, filed by the Corporation with the U.S. Securities & Exchange Commission relating to the Plan, as well as to any amendments or supplements thereto. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 or 11 of the Securities Act of 1933, as amended or the rules and regulations thereunder.

Very truly yours,

/s/ Bybel Rutledge LLP

BYBEL RUTLEDGE LLP